                                                                    EXHIBIT 12.1

    Ratio of Combined Earnings to Fixed Charges and Preferred Dividends

                                   Pro Forma
                         -----------------------------
                         Year ended December 31, 2000   Fiscal Year Ended December 31,
                         ----------------------------- ----------------------------------
                         Minimum Equity Maximum Equity
                            Issuance       Issuance     2000    1999   1998  1997  1996
                         -------------- -------------- ------- ------- ------------------
Income from Continuing
 operations before
 income taxes and
 accounting change:.....     $1,047         $1,083     $   975 $   747 $ 309 $ 512 $ 478
                             ------         ------     ------- ------- ----- ----- -----
Plus Fixed Charges:
  Interest on all
   Indebtedness:........        503            467         175     224   232   257   270
  Amortization of debt
   expense:.............         24             24          13      13    14    15    24
  Portion of rental
   expenses on operating
   leases deemed to be
   representative of the
   interest factor:.....         61             61          41      32    32    33    25
  Preferred stock
   dividend requirements
   of consolidated
   subsidiaries:........         42             49         --      --    --    --    --
                             ------         ------     ------- ------- ----- ----- -----
Total Fixed Charges:....        630            601         229     269   278   305   319
Less Preferred stock
 dividend:..............        (42)           (49)        --      --    --    --    --
                             ------         ------     ------- ------- ----- ----- -----
Earnings:...............     $1,635         $1,635     $ 1,204 $ 1,016 $ 587 $ 817 $ 797
                             ------         ------     ------- ------- ----- ----- -----
  Fixed Charges Ratio:..       2.60           2.72        5.26    3.78  2.11  2.68  2.50
                             ======         ======     ======= ======= ===== ===== =====

   For purposes of computing the ratios of combined earnings to fixed charges and preferred dividends, earnings represent earnings from continuing operations before income taxes and fixed charges, and fixed charges consist of interest expense, the portion of rental expense calculated to be representative of the interest factor and preferred stock dividend. The ratios of earnings to fixed charges should be read in conjunction with the financial statements and other financial data included or incorporated by reference in this offer to purchase or exchange.